Exhibit 10.1

BLOCK A2 LICENSE

AMENDMENT

THIS AMENDMENT AGREEMENT is made and entered into on the 25th Day of May 2015 BETWEEN

THE REPUBLIC OF THE GAMBIA (“The Gambia”) represented for these purposes by the Minister of Petroleum.

-and-

CAMAC ENERGY GAMBIA LIMITED with its registered office in George Town, Grand Cayman (“Camac”)

And each shall be a “Party” as the context requires and “Parties” means both of them.

WHEREAS

A.

The Parties entered into license agreement to conduct Petroleum Operations in respect Block A2, offshore the Gambia (the “A2 Licence”), signed on the 24th May 2012, in which the A2 Licence included an Initial Exploration Period as defined in Article 2.3 of the A2 Licence;

B.

The term of the Initial Exploration Period under the A2 Licence commenced on the Effective Date and shall continue for a period of four years and seven months from the 24th May 2012 and to 31st December 2016;

C.	Under the A2 Licence Camac is required to carry out the work obligations defined in Article 3.1 (a) (i-iv) of the A2 License;

D.

Camac was unable to carry out the 3D seismic programme as stipulated in the License and made a request to the Government of The Gambia to extend the Initial Exploration Period under the A2 Licence to enable them to acquire, process and interpret seven hundred and fifty (750) square kilometer 3D seismic data and to drill one (1) exploration well in either Block A2 or Block A5 by 31st December 2018.

E.	The Government of The Gambia has granted approval for the extension of the first phase of Initial Exploration Period by 24 months contingent on the following:

a.	Camac to pay to Government an extension fee of US$1 million for extending the Initial Exploration Period for both A2 and A5 Licenses;

b.	Camac to provide a full well guarantee at such a time as Camac signs a farm-in agreement with a partner.
c.	The Training and Resources Expenses Amount be paid into a Government of Gambia account in The Gambia as designated by the Ministry of Petroleum.

F.

The Parties further agree that during this extension period all other terms and conditions of the Licence shall continue including without limitation, the obligation to pay the amounts of annual Licence rentals and Training and Resource expenditures as defined in License.

NOW THEREFORE, the Parties hereby agree as follows;

ARTICLE 1

THE AMENDMENT

1.1	Article 2.3(a)(i) of the A2 Licence shall be amended to the following;

2.3	Exploration Period

(a)

Unless this Licence is sooner terminated pursuant to ARTICLE 26 or the Licensee relinquishes the entire Licence Area pursuant to ARTICLE 5, the Exploration Period shall commence on the Effective Date and shall continue:

(i)

For an initial period from the 24th May 2012 to 31st December 2018. (the “Initial Exploration Period”); provided that If Camac fails to accomplish the Work Obligations as provided in Article 3.1 (a)(i-iv), which includes the drilling of an exploration well in Block A2 or Block A5 by 31st December 2018, there shall be no further extension of the Licenses and the A2 License shall be terminated.

1.2	Article 3.1 (a) of the A2 Licence is amended as follows:

Subject to the provisions of this Article, in the course of carrying on Exploration Operations in the Licence Area the Licensee shall, during the several periods into which Exploration activities may occur hereunder, diligently carry out the following Exploration Operations:

(a)     Initial Exploration Period:

Prior to the end of the Initial Exploration Period, the Licensee shall complete at least:

(i)	a regional geological study;
(ii)	acquiring, processing and interpreting seven hundred and fifty (750) square kilometer 3D seismic data;
(iii)	drilling one (1) Exploration Well in either Block A2 or Block A5, to the total depth of five thousand (5,000) meters below the mean sea level or to a prospective interval above such depth; and
(iv)	evaluating the drilling results.

1.3	Article 13.3 Expenditure on Training and Resources shall be amended adding the following:

Article 13.3 (a)(ii)(E)

to fund any project relating to the petroleum industry approved by the Ministry of Petroleum, in accordance with the United States Foreign Corrupt Practices Act guidelines.

Article 13.3 (d)

Licensee shall pay to the Government the Training and Resources Amount provided in 13.3 (i) and (ii).

1.4	A new Article, 7.16 Extension Bonus Fees, to be added to the A2 License

7.16 Extension Bonus Fees

a)

The Licensee shall pay to the Government of The Gambia an Extension Bonus Fee of one million United States Dollars (US$1,000,000) for the extension of the Initial Exploration Period of the A2License. The Bonus shall be paid as follows:

I.	Five hundred thousand United States Dollars (US$500,000) to be paid within fourteen (14) days after signing of this Amendment Agreement; and
II.	Five hundred thousand United States Dollars (USD$500,000) to be paid within six (6) months after the signing of this Amendment Agreement.

b)

The Extension Bonus Fee paid by the Licensee to the Government of The Gambia pursuant to Clause 7.16 (a) shall not constitute a Resource Expense, Direct Operating Cost, or otherwise be deductible for the purposes of calculating the Licensee’s Net Income from Petroleum Operations pursuant to the Tax Schedule.

1.5

Upon entering a farm-in agreement, Camac and its initial partner, shall together jointly determine the cost of the exploration well to be drilled and deliver to the Government a Parent Company Guarantee in the amount of a full exploration well; the maximum amount of such guarantee shall reduce in line with the expenditure incurred by the Licensee on well drilling program.

1.6

The Parties agree that from the date of this Amendment of the A2 License, amounts payable by the Licensee pursuant to Article 13.3 of the A2 License shall be paid into a Training and Resources Account owned by Government of Gambia as designated by the Ministry of Petroleum annually at the end of the first Quarter (as defined in the A2 Licence) of each year and shall be applied for training and resources in accordance with Article 13.3 of the A2 License.

1.7

The Parties hereby ratify all other provisions of the A2 Licence including the remainder of Article 2.3, and agree that the A2 Licence is in good standing and in full force and effect and that there are no matters in dispute between them.

IN WITNESS WHEREOF the Parties have executed the Licence by their proper officers duly authorized on their behalf as of the date first written above.

THE REPUBLIC OF THE GAMBIA, represented for these purposes by the Minister of Petroleum

Per: /s/ Sirra Wally Ndow Njai

Honourable Minister of Petroleum

Mrs. Sirra Wally Ndow Njai

CAMAC ENERGY Gambia Ltd.

Per: /s/ Kase Lawal

Dr Kase Lawal

Chief Executive Officer and Chairman